EXHIBIT 99.1

Media Contact:

David Hallisey, (949) 471-7703

david.hallisey@gateway.com

Investor Contact:

Marlys Johnson, (605) 232-2709

marlys.johnson@gateway.com

GATEWAY REPORTS PRELIMINARY FOURTH QUARTER

AND FULL-YEAR 2006 RESULTS

•	Q4 revenue of $1.021 billion

•	Q4 net income of $8.8 million, or $0.02 per diluted share

•	FY 2006 revenue of $3.981 billion

•	FY 2006 net income of $6.9 million, or $0.02 per diluted share

Irvine, Calif., Feb. 8, 2007 – Gateway, Inc. (NYSE: GTW) today reported preliminary results for its fourth quarter ended December 31, 2006. Revenue amounted to $1.021 billion, up from $963 million in the third quarter of 2006 and compared to $1.124 billion a year earlier.

The company recorded fourth quarter net income of $8.8 million, or 2 cents per diluted share, after a net tax benefit of $11.8 million. This compares with net income of $18.2 million, or 5 cents per diluted share in the prior quarter, and a net loss of $20.9 million, or 5 cents per diluted share a year earlier.

Gateway Reports Fourth Quarter 2006, Full-Year 2006 Results	Page 2

“Gateway’s results for the quarter were mixed, as we continued to realign our Professional and Consumer Direct businesses while preparing our Retail business for the recent, successful Microsoft Vista launch. Certain supply constraints and the resulting impact on our supply chain contributed to lower than expected gross margins,” said Ed Coleman, Gateway’s chief executive officer. “While we continue to face a number of challenges, I believe cost structure and process improvement initiatives launched in the fourth quarter, combined with continued product innovation, strong customer relationships and an increased focus on the consumer market will enable Gateway to deliver improved financial performance in 2007.”

Overall Performance

The company sold 1,288,400 PC units in the fourth quarter, up 10 percent sequentially and down 5 percent year-over-year. Based on preliminary IDC data, Gateway was the third largest PC company in the U.S. with an estimated 6.6 percent market share in the fourth quarter, unchanged from a year ago.

Gross margin for the fourth quarter was 5.2 percent, compared with 7.6 percent in the prior quarter and 6.2 percent in the fourth quarter of 2005. The sequential decrease is due to margin declines in the Retail and Professional segments, partially offset by improvement in the Direct segment. The year-over-year decline in gross margin is due to lower margins in Retail and a continued mix shift towards the Retail segment, which historically has lower margins.

SG&A expense in the fourth quarter was $65.4 million, or 6.4 percent of revenue, down from $74.1 million in the prior quarter, and down from $113.0 million (including $2.8 million of restructuring expenses) in the fourth quarter of 2005. The sequential decrease in SG&A was due to headcount-related savings and reduced legal fees, partially offset by increased brand marketing expenses. In addition to the reduction in restructuring expenses, the year-over-year decrease was due to reduced headcount-related expenses and legal fees, offset by a $25 million increase in the sales tax reserve in the fourth quarter of 2005.

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Gateway Reports Fourth Quarter 2006, Full-Year 2006 Results	Page 3

As part of Gateway’s 2005 Marketing, Development and Settlement Agreement with Microsoft, fourth quarter results included the continuing quarterly benefit of $8.6 million.

Operating income equaled a loss of $4.1 million, down from income of $7.9 million in the third quarter and compared to a loss of $29.3 million a year earlier.

Segment Results

The Retail segment, which includes International, delivered fourth quarter revenue of $755 million, up 21 percent sequentially and down 5 percent year-over-year. Retail PC unit sales equaled 1,113,000, up 18 percent sequentially and down 2 percent year-over-year. The sequential increase in units and revenue reflect seasonal trends, partially offset by the effects of component shortages and softer than normal fourth quarter retail demand in the U.S. and Japan due to Microsoft’s launch of its new Vista operating system in January 2007. The year-over-year decreases reflect component shortages and decreased demand due to Vista. Microsoft’s launch of Vista in January 2007 caused some retailers to delay their PC purchases. Our channel inventories closed the quarter at unusually low levels as retailers managed down their inventories of Microsoft XP products in anticipation of the January 2007 launch of Microsoft Vista.

Retail gross margin in the fourth quarter was $22.1 million or 2.9 percent of revenue, down from $26.5 million or 4.2 percent of revenue in the prior quarter, and down from $48.3 million or 6.1 percent of revenue in the fourth quarter of 2005. Retail segment contribution was $17.1 million (after Retail SG&A expenses of $5.0 million), down from $20.9 million in the prior quarter (after SG&A expenses of $5.6 million) and down from $40.6 million a year ago (after SG&A expenses of $7.7 million). The sequential and year-over-year decline in gross margin and segment contribution is primarily due to higher costs driven by component shortages, competitive pricing pressures, and operational inefficiencies.

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Gateway Reports Fourth Quarter 2006, Full-Year 2006 Results	Page 4

The Professional segment delivered revenue of $181 million in the fourth quarter, down 31 percent sequentially and down 16 percent year-over-year. Professional PC unit sales equaled 135,100, down 30 percent sequentially and down 19 percent year-over-year. The sequential and year-over-year decreases in revenue and unit sales were predominantly due to increased competition within the segment and greater selectivity in contract bidding.

Professional gross margin was $9.1 million or 5.1 percent of revenue, down from $34.3 million or 13.1 percent of revenue in the prior quarter and up from $3.1 million or 1.4 percent of revenue in the fourth quarter of 2005. Professional segment contribution was a loss of $4.2 million (after Professional SG&A expenses of $13.3 million), down from $18.2 million in the prior quarter (after SG&A expenses of $16.2 million) and up from a loss of $15.3 million a year ago (after SG&A expenses of $18.4 million). The sequential decline in gross margin and segment contribution was due to seasonal volume declines and the fulfillment and close-out of lower margin contracts from the first half of the year, partially offset by lower headcount-related expenses. The year-over-year improvement in gross margin and segment contribution was due to operational improvements and better margin management, as well as reduced headcount-related and marketing expenses.

The Direct segment delivered revenue of $85 million, up 14 percent sequentially and down 26 percent year-over-year. Direct PC unit sales equaled 40,300, up 16 percent sequentially and down 31 percent year-over-year. The sequential increase in units and revenue reflect seasonal trends as well as a positive response to recent product offerings. The year-over-year declines in units and revenue reflect the impact of the change in product and marketing strategy to focus on more fully-featured solutions and reduce Retail channel conflict.

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Gateway Reports Fourth Quarter 2006, Full-Year 2006 Results	Page 5

Direct gross margin was $21.5 million or 25.3 percent of revenue, up from $12.5 million or 16.8 percent of revenue in the prior quarter and up from $18.6 million or 16.1 percent of revenue in the fourth quarter of 2005. Direct segment contribution was $16.2 million (after Direct SG&A expenses of $5.2 million), up from $0.4 million in the third quarter (after SG&A expenses of $12.2 million) and up from $5.7 million a year ago (after SG&A expenses of $12.9 million). The sequential and year-over-year increase in gross margin and segment contribution reflects better than expected alliance partner revenue sharing as well as reduced marketing and headcount-related expenses.

Cash and Marketable Securities

Cash and marketable securities decreased to $416 million from $429 million at the end of the third quarter and from $586 million at the end of 2005. The decrease during the fourth quarter includes a $25 million reduction in notes payable. The decrease during 2006 includes a reduction in days payable outstanding and a $50 million reduction in notes payable.

Preliminary Full Year 2006

Gateway reported preliminary full-year 2006 revenue of $3.981 billion and a net profit of $6.9 million, or 2 cents per diluted share. Total PC unit sales for the year were 5 million, a 12 percent increase over the prior year.

SG&A expenses for the year were $308.7 million (including $0.5 million in restructuring, transformation and integration expenses), compared with $363.6 million in 2005 (including $13.1 million in restructuring, transformation and integration expenses).

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Gateway Reports Fourth Quarter 2006, Full-Year 2006 Results	Page 6

Gateway is still in the process of finalizing and reconciling its year-end balance sheet. During the course of the year-end close process, management identified certain inventory receipt discrepancies which may result in balance sheet adjustments to inventory and liability related accounts. Gateway is evaluating the effectiveness of its internal controls related to this matter. Final year-end results will be published with the 10K filing later this month.

Conference Call Information

Gateway will host a conference call for analysts on Thursday, February 8 at 5:30 pm EST/2:30 pm PST, which will be accessible via live audio web cast at http://www.gateway.com.

About Gateway

Since its founding in 1985, Irvine, Calif.-based Gateway (NYSE: GTW) has been a technology pioneer, offering award-winning PCs and related products to consumers, businesses, government agencies and schools. Gateway is the third largest PC company in the U.S. and among the top ten worldwide. The company’s value-based eMachines brand is sold exclusively by leading retailers worldwide, while the premium Gateway line is available at major retailers, over the web and phone, and through its direct and indirect sales force. See http://www.gateway.com for more information.

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Gateway Reports Fourth Quarter 2006, Full-Year 2006 Results	Page 7

Special note

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove incorrect, could cause Gateway’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be forward-looking statements, including any projections or preliminary estimates of earnings, revenues, or other financial items; any statements of plans, strategies and objectives of management for future operations; the extent of seasonal changes in demand; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks that contribute to the uncertain nature of these statements include, among others, risks related to shifting our distribution model to third-party retail; competitive factors and pricing pressures, including the impact of aggressive pricing cuts by larger competitors; general conditions in the personal computing industry, including changes in overall demand and average selling prices, shifts from desktops to mobile computing products and information appliances and the impact of new microprocessors and operating software; the ability to simplify the company’s business, change its distribution model and restructure its operations and cost structure; component supply shortages; short product cycles; the ability to access new technology; infrastructure requirements; risks of international business; foreign currency fluctuations; risks relating to new or acquired businesses, joint ventures and strategic alliances; risks related to financing customer orders; changes in accounting rules; the impact of litigation and government regulation generally; inventory risks due to shifts in market demand; the impact of employee reductions and management changes and additions; and general economic conditions, and other risks described from time to time in Gateway’s Securities and Exchange Commission periodic reports and filings. Gateway assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Gateway, Inc.

Consolidated Condensed Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net sales	$1,020,507	$1,124,194	$3,980,803	$3,854,061
Cost of goods sold	967,820	1,054,228	3,725,442	3,531,623

Gross profit	52,687	69,966	255,361	322,438
Selling, general, and administrative expenses	65,425	113,031	308,738	363,578
Microsoft benefit	8,625	13,802	34,500	40,500

Operating income (loss)	(4,113)	(29,263)	(18,877)	(640)
Other income, net	1,131	1,868	4,138	6,791
Minority interest	(18)	—	(18)	—

Income (loss) before income taxes	(3,000)	(27,395)	(14,757)	6,151
Benefit (Provision) for income taxes	11,796	6,493	21,707	(10)

Net income (loss)	$8,796	$(20,902)	$6,950	$6,161

Net income (loss) per share:
Basic	$0.02	$(0.06)	$0.02	$0.02

Diluted	$0.02	$(0.05)	$0.02	$0.02

Weighted average shares outstanding:
Basic	372,150	373,115	373,117	371,661

Diluted	372,888	409,250	374,139	372,167